Exhibit 99.1

MRU Holdings to Present at Investor Conferences in New York City
Kaufman Bros. 10th Annual Investor Conference – September 5, 2007
Roth 2007 New York Conference – September 6, 2007

NEW YORK, NY August 29, 2007 (PR Newswire) --  MRU Holdings Inc. (NASDAQ: UNCL), a specialty finance company that provides federal and private student loans through its consumer brand MyRichUncle™, today announced that the Company will present at two investor conferences in New York City in September.

Ed McGuinn, Chairman and CEO, and Vishal Garg, Co-Founder and CFO, are scheduled to speak at the Kaufman Bros. 10th Annual Investor Conference at 3:35 p.m. on September 5, 2007, at the W New York Hotel, and at the Roth 2007 New York Conference at 3:00 p.m. on September 6, 2007, at the Westin Times Square Hotel.

The Company’s presentation at the Kaufman Bros. Conference will be available live via webcast at http://www.wsw.com/webcast/kbro12/mhoi.ob/ and will be archived for ninety days following the conference.

The Company’s presentation at the Roth Capital Partners Conference will be available live via webcast at http://www.wsw.com/webcast/roth13/mhoi.ob/ and will be archived for ninety days following the conference.

About MRU Holdings, Inc.
MRU Holdings, Inc. (NASDAQ: UNCL) is a publicly traded specialty finance company that provides students with funds for higher education using a blend of current market credit practices as well as its own proprietary analytic models and decision tools. The Company has a renowned brand name "MyRichUncle™" and highly scalable origination infrastructure. The Company utilizes these assets to provide private and federal loans to students. MRU distinguishes itself from the competition as it does not take a "one-size fits all" approach to designing student loan products, allowing itself and its marketing partners to create a student loan offering that directly addresses their specific customer needs. Additional information concerning MRU Holdings is available at http://www.MRUHoldings.com.

About MyRichUncle
From its inception in 2000, MyRichUncle has been at the forefront of innovation for education finance, most recently focusing on the growth market of student loans.  Since May of 2005, MyRichUncle has originated more than $200 million private and federal student loans using its breakthrough underwriting platforms and innovative technology to deliver competitively priced products and services to borrowers.  In May 2006, the Company launched Preprime™, the first and only student loan that allows students to qualify for loans based on individual merit, rather than credit history alone.  In June 2006, MyRichUncle launched its Federal student loans with upfront interest rate reductions at repayment.  Dedicated to reshaping the student loan industry to function in the best interests of the students, founders Vishal Garg and Raza Khan and their team are committed to delivering the most innovative solutions for their customers.  The Company and its founders have been recognized by Fast Company’s Fast 50 (2006) and listed among BusinessWeek.com’s Tech’s Best Young Entrepreneurs (2006).  For more information, visit http://www.myrichuncle.com.

Investor Inquiries: Denise Gillen, Vice President of Investor Relations
212-836-4165; dgillen@mruholdings.com

Media Inquiries: Karin Pellmann, Vice President of Public Relations
212-444-7541; kpellmann@mruholdings.com
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